Exhibit 99.1

      Quaker City Announces Stockholder Approval of Merger with
                      Popular and Cash Dividend

    WHITTIER, Calif.--(BUSINESS WIRE)--June 16, 2004--Quaker City Bancorp, Inc. ("Quaker City") (Nasdaq:QCBC), the holding company for Quaker City Bank, announced today that it received approval from its stockholders for the pending merger with Popular Acquisition Corp., an indirect wholly-owned subsidiary of Popular, Inc. (Nasdaq:BPOP). At a special meeting held on June 16, 2004, Quaker City's stockholders adopted and approved the Agreement and Plan of Merger, dated as of March 18, 2004, as supplemented, pursuant to which, among other things, Popular Acquisition Corp. would be merged into Quaker City.
    Quaker City and Popular are working to complete the pending merger as promptly as possible. Completion of the merger is subject to obtaining banking regulatory approvals and the fulfillment of other customary closing conditions as set forth in the merger agreement. Subject to satisfaction of such closing conditions, the pending merger is expected to be completed in the third calendar quarter of this year.
    Quaker City also announced today that its Board of Directors, at their meeting on June 16, 2004, declared a cash dividend of $0.20 per outstanding share of common stock, payable on July 16, 2004 to stockholders of record at the close of business on July 1, 2004.

    About Quaker City

    Quaker City operates twenty-seven retail banking branches in Los Angeles, Orange, Riverside, San Bernardino and San Diego Counties in southern California, including 16 branches located inside Wal-Mart stores. At March 31, 2004, Quaker City reported total assets of $1.81 billion and total deposits of $1.14 billion.

    Forward-Looking Statements

    Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including whether the pending merger will be completed or, if completed, whether the merger will be completed in the third calendar quarter of this year, involve certain risks and uncertainties, many of which are beyond Quaker City's control. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, risks detailed in reports filed by Quaker City with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made and Quaker City disclaims any duty to update any forward-looking statements after the date that such statement is made.

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    CONTACT: Quaker City Bancorp, Inc.
             Rick McGill, 562-907-2275
             Dwight L. Wilson, 562-907-2241